[AccumuLink™ Advance]

 Individual Registered Index-Linked Variable Annuity

Minnesota Life Insurance Company

[Annuity Services • A1-9999] • [400 Robert Street North, St. Paul, MN 55101-2098]

[1-800-362-3141] • [Fax 651-665-7942] • [securian.com]

Read Your Contract Carefully – This is A Legal Contract

We agree to provide the benefits and other rights of this contract. Payment of benefits is subject to the provisions, terms, and conditions of this contract. We make this promise and issue this contract in return for the receipt of a Purchase Payment.

Notice of Your Right to Examine This Contract for 20 Days

It is important to us that you are satisfied with this contract. If you are not satisfied, you may return this contract to us or to your sales representative within 20 days of its receipt, or 30 days where required. If you exercise this right, the contract will be considered void from the Contract Date and we will refund the Purchase Payments made under this contract. We will pay this refund within 10 days after we receive your notice of cancellation.

THIS CONTRACT CONTAINS A SURRENDER CHARGE AS DESCRIBED ON PAGES 1 AND 7. IT ALSO INCLUDES A BENEFIT TO WAIVE THE SURRENDER CHARGE UNDER THE FREE WITHDRAWAL AMOUNT PROVISION AS DESCRIBED ON PAGE 7.

THIS CONTRACT CONTAINS INDEXED ACCOUNTS AS DESCRIBED ON PAGE 1. WHILE CONTRACT VALUES MAY BE AFFECTED BY EXTERNAL INDICES, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK, BOND, OTHER SECURITIES, COMMODITIES OR INDEX INVESTMENTS.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INDEXED ACCOUNTS ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. GAINS MAY BE LIMITED.

AN INDEXED ACCOUNT’S INTERIM VALUE ADJUSTMENT MAY RESULT IN (I) A DECREASE IN VALUE EVEN IF THE EXTERNAL INDEX INCREASES, (II) AN INCREASE IN VALUE EVEN IF THE EXTERNAL INDEX DECREASES, AND/OR (III) A LOWER VALUE THAN THE VALUE AT THE END OF THE CREDITING PERIOD FOR THE INDEXED ACCOUNT.

THERE IS A RISK OF LOSS AND LOSS MAY BE GREATER IF WITHDRAWAL, DEATH, TRANSFER, ANNUITY COMMENCEMENT DATE, OR SURRENDER OCCURS BEFORE THE END OF THE CREDITING PERIOD OF EACH INDEXED ACCOUNT TO WHICH THE CONTRACT VALUE IS ALLOCATED.

Signed for Minnesota Life Insurance Company at St. Paul, Minnesota on the Contract Date.

●	Single Payment Deferred Variable Annuity Contract with Index-Linked Account Options

●	Fixed Annuity Payment Benefits

●	Nonparticipating Contract

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Definitions

Account Value

The value of a given Indexed Account or Guaranteed Interest Account.

Annuitant

The natural person(s) named as Annuitant upon whose lifetime Annuity Payment benefits will be determined under this contract. An Annuitant’s life may also be used to determine the value of death benefits and to determine the Maturity Date. If the Annuitant is not the Owner and dies prior to the Annuity Commencement Date, the Owner may name a new Annuitant if the Owner is a natural person. If a new Annuitant is not named, the youngest Owner will become the Annuitant. If the Owner is not a natural person and the Annuitant dies prior to the Annuity Commencement Date, the death will be treated as the death of the Owner as described in the “Death Benefits” section of this contract.

Annuity Commencement Date

The date on which Annuity Payments are elected to begin. This may be the Maturity Date or a date you select prior to the Maturity Date.

Annuity Service Center

The service center that is responsible for administration of this annuity product. The contact information for the Annuity Service Center is listed on the Contract Schedule. Updated contact information may be provided by us to you from time to time.

Annuity Payments

A series of income payments for one of the following periods of time: the life of the Annuitant; the life of the Annuitant with a minimum number of income payments; joint lifetime of the Joint Annuitants and thereafter during the lifetime of the survivor; or, income payments for a designated period. Annuity Payments made at regular intervals are due and payable on dates agreed to between you and us.

Beneficiary

The person, persons or entity designated to receive any death benefit proceeds payable on the death of any Owner prior to the Annuity Commencement Date; or to receive any remaining annuity benefits payable on the death of the Annuitant after the Annuity Commencement Date. The Beneficiary will be the first person on the following list who is alive on the date of death: a surviving Owner (if any), the primary (class 1) Beneficiary, the secondary (class 2) Beneficiary or, if none of the above is alive, your estate.

Contract Anniversary

The same day and month as the Contract Date for each succeeding year of this contract.

Contract Date

The effective date of this contract. It is also the date we use to determine Contract Anniversaries and Contract Years.

Contract Value

The sum of your Account Values in the Guaranteed Interest Accounts and Indexed Accounts on any date prior to the Annuity Commencement Date. Account Values in the Indexed Accounts are part of a non-unitized separate account. The assets in the non-unitized separate account are ours and are not subject to claims arising out of any other business of ours. Account Values in the Guaranteed Interest Accounts are part of our General Account.

Contract Year

A period of one year beginning with the Contract Date or a Contract Anniversary.

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Crediting Base

The value used to determine the Account Value of each Indexed Account in each Crediting Period. The Crediting Base is tracked separately for each Indexed Account

Crediting Period

For an Indexed Account, the Crediting Period is the term over which Index changes are measured in calculating the Index Credit. For a Guaranteed Interest Account, the Crediting Period is the period for which the interest rate is guaranteed. The Crediting Period for each account option is shown on the Contract Schedule.

Default Account

An Indexed Account, designated on the Contract Schedule, that is available for the life of this contract.

Fixed Account

A Guaranteed Interest Account that may be available for allocation of your Purchase Payment and transfers. The interest rate for the Fixed Account will not be changed more than once per year.

Guaranteed Interest Account

An account option that provides a fixed interest rate guaranteed for a Crediting Period.

Guaranteed Minimum Surrender Value (“GMSV”)

The minimum amount available to you upon surrender, death, or annuitization of this contract. For each Guaranteed Interest Account, the GMSV is equal to the GMSV Purchase Payment Percentage multiplied by the Purchase Payment allocated to that account, accumulated at the applicable GMSV Rate, and adjusted for any amounts withdrawn or transferred. Interest is credited to the GMSV daily. For each Indexed Account, the GMSV is equal to zero.

Index

A benchmark designed to track the performance of a defined portfolio of securities used to calculate the Index Credit and Interim Value Adjustment. The Index for each Indexed Account is shown on the Contract Schedule.

Index Credit

The amount of interest credited to the Crediting Base of an Indexed Account at the end of a Crediting Period. The calculation of the Index Credit under a given Indexed Crediting Method is described in the attached endorsement for that Indexed Crediting Method. For some Indexed Accounts, the Index Credit may be negative.

Indexed Account

An account option for which the Account Value is determined based upon the change of an Index according to an Indexed Crediting Method.

Indexed Crediting Method

The method used to compute the Index Credit and Interim Value Adjustment. We issue an endorsement for each Indexed Crediting Method we make available under this contract.

Interim Value Adjustment

A positive or negative adjustment added to the Crediting Base to calculate the Account Value of an Indexed Account. The Interim Value Adjustment reflects the change in the value of the hypothetical portfolio of assets that support the Indexed Account. The Interim Value Adjustment formula is shown in the Indexed Crediting Method endorsement.

Joint Annuitant

The person named as Joint Annuitant upon whose life, together with the Annuitant, Annuity Payments may be determined. If Joint Annuitants are named, all references to Annuitant shall mean the Joint Annuitants.

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Joint Owner

If more than one Owner has been designated, each Owner shall be a Joint Owner of this contract. Joint Owners have equal ownership rights and must both authorize any exercising of those ownership rights unless otherwise permitted by us. When two people are named as Joint Owners, the term “Owner” means the Joint Owners or the survivor. Joint Owners are not permitted if the Owner is not a natural person.

Maturity Date

The date this contract matures. The Maturity Date will be the first of the month following the Annuitant’s 100th birthday.

Minnesota Life (“we,” “our,” “us”)

Minnesota Life Insurance Company.

Owner (“you,” “your,” “yours”)

The person(s) who has (have) all rights under this contract. This contract may be owned by natural persons, or by a trust or custodial account that holds this contract as agent for the sole benefit of a natural person(s).

Purchase Payment

Amounts paid to us as consideration for benefits provided by this contract.

Qualified Contract

A contract issued to a retirement plan or arrangement that receives favorable tax treatment under Section 408 and 408A of the Internal Revenue Code, as amended.

Surrender Value

The amount payable to you upon surrender of this contract. The Surrender Value is equal to the Contract Value reduced by any applicable surrender charge. The Surrender Value attributable to each Guaranteed Interest Account will be increased if necessary to at least equal the GMSV for that account.

Valuation Date

Any date on which the New York Stock Exchange is open for trading.

Written Request

A written notice, signed by you, in a form approved by or acceptable to us. In some cases, we may require that this contract be sent in with your Written Request.

General Provisions

Entire Contract

This contract and any amendments, endorsements, riders, or application attached thereto, contain the entire contract between you and us. Any statements made in the application either by you or the Annuitant will, in the absence of fraud, be considered representations and not warranties.

Any additional endorsement, rider, or agreement attached to this contract will become part of this contract. It will be subject to the terms and conditions of this contract unless we state otherwise in the endorsement, rider, or agreement.

Modification of Contract

Modifications to this contract or any waiver of our rights or requirements under this contract can only be made by the written authorization of an officer of Minnesota Life. No representative or other person has the authority to change or waive any provisions of this contract.

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We reserve the right to modify without your consent this contract to comply with a law or government regulation. You will have the right to accept or reject such a modification. The terms and conditions of the contract will not be modified without prior approval from the Interstate Insurance Product Regulation Commission and the rights and benefits provided by the contract at issue will not be reduced without the prior written consent of the Owner.

Reports to Owners

At least annually and without charge, we will send you a report that provides:

(1)	The beginning and end dates of the current report period;
(2)	The Contract Value at the beginning of the current report period and at the end of the current report period;
(3)	The amounts that have been credited to or debited from the Contract Value during the current report period, with such amounts identified by the type of transaction;
(4)	Any charges incurred since the last report;
(5)	The Surrender Value at the end of the current report period; and
(6)	Any other information required under state or federal law.

The annual report will be as of a date not more than four months after the end of the report period.

Additional reports are available to you upon request at a cost of not more than $35 per report.

Misstatement of Age or Sex

If the age or sex of any Owner or Annuitant has been misstated, we will adjust the benefits and amounts payable under this contract to those that would have been paid based upon the corrected age or sex. In the case of an overpayment, we may either deduct the required amount from future payments under this contract; or we may require you to pay us the difference; or we may do both until we are fully repaid. In the case of an underpayment, we will pay the difference in a lump sum. Overpayments and underpayments will be charged or credited with an annual effective interest rate of 2.00%.

Proof of Age, Sex, or Survival

We may require satisfactory proof of correct age and sex when Annuity Payments begin or when an optional endorsement or rider is elected. We have the right to require proof of the life or death, not more than once in any twelve month period, of any person on whose life or death determines whether, to whom, and how much we must pay any benefits under this contract or optional benefit endorsements or riders.

Conformity with Interstate Insurance Product Regulation Commission Standards

This contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the contract that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision’s effective date of Commission contract approval is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission contract approval.

Delay of Payments

We reserve the right to defer making any payment for up to six months subject to receiving any approval from the Insurance Commissioner where required, we reserve the right to delay payments or transfers from the Guaranteed Interest Accounts and any Indexed Accounts for up to six months after we receive your Written Request. If such delay occurs, we will notify you of the specific date the transaction will occur, the reason for the delay, and the value of the transaction as of the date we receive your request.

Basis of Values

Any paid-up annuity, Surrender Value, or death benefits that may be available for this contract are not less than the minimum benefits required by the applicable nonforfeiture regulations, using the nonforfeiture interest rate consistent with the minimum nonforfeiture interest rate prescribed in the law of the state in which the policy is delivered or issued for delivery. The applicable nonforfeiture regulations are Section 7 of the NAIC Model Variable Annuity Regulation, model #250 for amounts allocated to the Indexed Accounts, and the NAIC Standard Nonforfeiture Law for Individual Deferred Annuities, Model #805 for amounts allocated to the Guaranteed Interest Accounts.

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Incontestability

We will not contest this contract except in the event of fraud in the procurement of this contract, where permitted by applicable law in the state in which this contract is issued.

Change of Owner or Annuitant

You may change the Owner at any time, except where prohibited by law or regulation (i) for a Qualified Contract or (ii) for purposes of satisfying applicable laws or regulations, including Rule 12h-7 or successor regulations under the Securities Exchange Act of 1934, as amended. A change of ownership may cause a taxable event.

The Annuitant may change at any time prior to the Annuity Commencement Date. However, if the Owner of this contract is not a natural person, such as a trust or other entity, an Annuitant cannot be changed or added.

To change the Owner or Annuitant, we must receive the Written Request at our Annuity Service Center. Any new Owner or Annuitant must meet our issue requirements in effect on the date we receive your Written Request, subject to any payments made or actions taken by us prior to receipt of this Written Request. Unless otherwise specified by you, the change will take effect as of the date the Written Request was signed, whether or not you are living at the time of our receipt. We are not liable for any payment, settlement, or tax reporting made by us before such change is recorded at our Annuity Service Center.

The new Owner or Annuitant is subject to the terms and conditions of this contract.

Assignment

You may assign all rights to this contract. We reserve the right to refuse any assignment of this contract for purposes of satisfying applicable laws or regulations including Rule 12h-7 under the Securities Exchange Act of 1934, or successor regulations. We will not be bound by any assignment until we have received the Written Request at our Annuity Service Center and it has been accepted by us. Unless otherwise specified by you, the assignment will take effect as of the date you signed the request but will not apply to any payment or action taken by us prior to our receipt of the request. We are not responsible for the validity of any assignment. If this contract is absolutely assigned, the assignee becomes the new Owner. The new Owner is subject to the terms and conditions of this contract. Any change of ownership may cause a taxable event. You should consult your tax advisor to determine the tax consequences of an assignment before taking any action.

Any proceeds payable to an assignee will be paid in a single sum. Any claim made by an assignee will be subject to proof of the assignee’s interest and the extent of the assignment. If this contract is a Qualified Contract, then it may not be assigned, pledged, or otherwise transferred except under such conditions as may be allowed under applicable law.

Claims of Creditors

To the extent protected by law, no benefit provided by this contract will be subject to any creditor’s claim or process of law.

Discontinuation of or Substantial Change to an Index

For any Indexed Account, including the Default Account, we may elect to substitute a comparable Index in the event of discontinuation of the Index, unavailability of Index values, substantial change in the calculation of the Index, loss of our license or permission to use the Index, inability to hedge risks associated with the Index, or similar conditions approved by the Interstate Insurance Product Regulation Commission. The substitute Index is subject to approval by the Interstate Insurance Product Regulation Commission. Before a substitute Index is used, we will notify you and any assignee of the substitution.

Non-Participating

This contract is non-participating. No dividends will be paid under this contract.

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Contract Termination

This contract will terminate on the earliest of these events:

●	you withdraw the entire Surrender Value; or
●	all death benefits due have been paid; or
●	Annuity Payments cease after the entire Contract Value has been applied to provide Annuity Payments.

We may cancel a contract after the second Contract Anniversary if the Contract Value is less than $2,000. If such a cancellation takes place, we will pay the Contract Value to you.

Separate Account

Any portion of the Purchase Payment you allocate to an Indexed Account is invested in our separate account. The separate account is a non-unitized separate account created by us under the laws of the State of Minnesota. Assets held in the separate account are not chargeable with the liabilities arising out of any other business we may conduct.

We have the exclusive and absolute ownership and control of all assets in the separate account. You do not share in the investment performance of the assets held within the separate account. All investment income, gains and losses from assets held in the separate account, whether realized or unrealized, are borne by us. All obligations under this contract are general obligations of the Company, and they are independent of the performance of any assets within the separate account.

Purchase Payment

This contract becomes effective when we receive the Purchase Payment at our Annuity Service Center. Your Purchase Payment is shown on page one.

The Purchase Payment may not exceed the Maximum Purchase Payment found on page one for the same Owner or Annuitant without our prior consent. Checks should be made payable to Minnesota Life.

We reserve the right to make a deduction from the Purchase Payment for state premium taxes, where applicable.

The Purchase Payment is allocated to the Indexed Accounts and Guaranteed Interest Accounts as you direct.

Contract Charges

Surrender Charge

The surrender charge may be assessed on amounts withdrawn or surrendered during the surrender charge period shown on the Contract Schedule. The amount of surrender charge equals the amount withdrawn multiplied by the appropriate percentage found on the Contract Schedule.

Free Withdrawal Amount

Each Contract Year, you can withdraw a portion of your Contract Value without incurring any surrender charge. This amount is called the “free withdrawal amount.” In the first Contract Year, the free withdrawal amount is equal to 10% of the Purchase Payment. In each subsequent Contract Year, the free withdrawal amount is equal to 10% of the prior Contract Anniversary Contract Value. The free withdrawal amount is not available upon full surrender of this contract.

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The surrender charge will not apply to amounts in excess of the free withdrawal amount described above if withdrawn to satisfy the IRS required minimum distribution for this contract as calculated by us. However, if you withdraw the required minimum distribution for two calendar years in a single Contract Year, surrender charges may apply. Applicable contracts include Qualified Contracts. Amounts withdrawn to satisfy the required minimum distribution rules for this contract will reduce the free withdrawal amount available for the Contract Year. We reserve the right to modify or eliminate the amount available for withdrawal without charge under required minimum distribution if there is any change to the Internal Revenue Code or regulations regarding required minimum distribution, including guidance issued by the IRS. We will provide you 30 days written notice of any modifications or termination of this provision.

Account Options

The initial Indexed Account options available to you at the time this contract is issued are shown under the Contract Schedule. Not all account options may be available for allocation after contract issue. After the Crediting Period(s) of your initial allocations expire, you may allocate your Contract Value among the then available Guaranteed Interest Accounts and Indexed Accounts, subject to the Transfers provision of this contract.

Guaranteed Interest Accounts

From time to time, we may make Guaranteed Interest Accounts available for allocation of your Contract Value. Each Guaranteed Interest Account has its own fixed interest rate guaranteed for its Crediting Period. Prior to the start of a Guaranteed Interest Account’s Crediting Period, we will set the fixed interest rate that applies for the Crediting Period.

The interest rate for any Guaranteed Interest Account will be no less than the Guaranteed Minimum Interest Rate shown on the Contract Schedule. We may set different interest rates based on Contract Values.

Indexed Accounts

From time to time, we may make available various Indexed Accounts, and will make available at least one Indexed Account, for allocation of your Contract Value. The terms of each Indexed Account available at contract issue are set forth on the Contract Schedule and in the Indexed Crediting Method endorsement that applies to the Indexed Account. We may set different Indexed Account parameters based on Contract Values.

Discontinuation of an Account Option

We reserve the right to discontinue any Indexed Account, other than the Default Account, at any time if you do not have Account Values allocated to that Indexed Account. We will notify you and any assignee at least 30 days prior to terminating an account option.

We reserve the right, upon prior notice to you, to make the Fixed Account unavailable as an allocation option to you. If the Fixed Account is made unavailable by us, any subsequent events described in this contract, or any rider or endorsement made a part of this contract, which result in Account Values being transferred by us to the Fixed Account will continue to be executed as described. Unless a different account option allocation is chosen by you, the entire Account Value of the Fixed Account will then be automatically transferred on the next Contract Anniversary to the Default Account.

Contract Values

Your Contract Value on a given date is the sum of your Account Values in each of the Indexed Accounts and Guaranteed Interest Accounts.

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Guaranteed Interest Accounts

Interest on values in the Guaranteed Interest Accounts will be credited daily and compounded annually. Interest will be credited from the business date on which the Purchase Payment or a transfer is allocated to the account, until the date of withdrawal, surrender, transfer, or election to provide Annuity Payments from the account. Your value in each Guaranteed Interest Account is the sum of the Purchase Payment and any transfers allocated to the account, plus interest, less any transfers, withdrawals, charges, and amounts applied to provide Annuity Payments.

Indexed Accounts

Your Account Value in each Indexed Account is equal to the Crediting Base plus the Interim Value Adjustment. The Interim Value Adjustment is calculated daily according to the applicable Indexed Crediting Method endorsement.

The Crediting Base of an Indexed Account begins equal to the initial Purchase Payment or transfer allocated to the account. Upon transfers out of the account, withdrawals, deduction of charges, and application of amounts to provide Annuity Payments, the Crediting Base is reduced on a proportional basis relative to the Account Value immediately prior to the transaction. Upon transfers into the account, the Crediting Base is increased on a proportional basis relative to the Account Value immediately prior to the transaction.

At the end of each Crediting Period, the Index Credit is applied to the Crediting Base and a new Crediting Period begins, unless otherwise specified by the Indexed Crediting Method endorsement.

Transfers

A transfer is a reallocation of amounts under this contract among the Guaranteed Interest Accounts and Indexed Accounts, subject to the limitations described below. You may make transfers by Written Request or, where permitted, by telephone or other means acceptable to us.

You may transfer any Contract Values out of an Indexed Account or Guaranteed Interest Account at the end of its Crediting Period. The values may be transferred into any available account option being offered by us at the time of the transfer, provided each of the desired account options meets one of the following criteria for transfer eligibility:

(a)	the effective date of the transfer coincides with the end of the Crediting Period for the account option; or
(b)	you have no values allocated to the account immediately prior to the transfer.

Your Written Request for any transfer must be received by us no later than one business day prior to the end of the Crediting Period of the account option out of which you wish to transfer. The transfer will be made effective as of the Contract Anniversary coinciding with the end of such account option’s Crediting Period. Any interest or Index Credit that may apply on that Contract Anniversary will be based on the respective values immediately prior to the transfer, and the transferred amounts will be reflected in the Account Value and/or Crediting Base for the new Crediting Period, according to the account option(s) to which they are transferred.

Withdrawal and Surrender

Withdrawal Provisions

At any time before Annuity Payments begin, you may request a withdrawal from the Contract Value. You must make a Written Request for any withdrawals. The amount of any withdrawal must be at least $250. We will treat any withdrawal that leaves a Contract Value of less than $2,000 as a complete surrender of this contract.

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Application of Withdrawals and Charges

In the event of a withdrawal, the Contract Value will be reduced by the amount requested and any applicable surrender charges. The GMSV for each Guaranteed Interest Account will be reduced by the amount requested from that account. The amount withdrawn may also reflect any required or requested federal and/or state income tax withholding.

Unless otherwise instructed by you, withdrawals will be made from your values in each account option on a proportional basis relative to your Contract Value. Withdrawals from each Indexed Account will reduce the Crediting Base by an amount equal to (a) divided by (b), multiplied by (c), where:

(a)	is the amount withdrawn from the account;
(b)	is the Account Value immediately prior to the transaction; and
(c)	is the Crediting Base immediately prior to the transaction.

Withdrawal values will be determined as of the Valuation Date coincident with or next following the day we receive your Written Request at our Annuity Service Center.

Contract Surrender

At any time before Annuity Payments begin, you may surrender this contract for its Surrender Value. The Surrender Value will be determined as of the Valuation Date coincident with or next following the day we receive your Written Request at our Annuity Service Center. The Surrender Value will be paid in a single sum.

Annuity Income Benefits

Annuity Commencement Date

You may request an Annuity Commencement Date at any time after the Contract Date and prior to the Maturity Date. You must provide us the Written Request at least 30 days before the requested Annuity Payments are to begin. If not elected prior to the Maturity Date, Annuity Payments will automatically begin on the Maturity Date shown on page one of this contract.

Election of Annuity Income Option

You may elect, by Written Request, any one of the annuity income options described below or any annuity income option offered by us at the time of your election. Annuity Payments will be payable on a monthly basis unless otherwise agreed to by us or to satisfy our minimum payment amount requirement. Once the annuity income option and Annuity Payment frequency are chosen by you, they may not be changed. If no election is provided, Annuity Payments will be made on the basis of option 2A, a life annuity with a period certain of 120 months, unless limited under the Internal Revenue Code.

The following annuity income options are available:

Option 1 – Single Life – Annuity Payments are payable for the lifetime of the Annuitant, ending with the last payment due prior to the Annuitant’s death.

Option 2 – Single Life with a Period Certain – Annuity Payments payable for the lifetime of the Annuitant; provided, if the Annuitant dies before payments have been made for the entire period certain, those remaining period certain payments will be made to the Beneficiary. The period certain may be for 120 months (Option 2A); for 180 months (Option 2B); or for 240 months (Option 2C).

Option 3 – Joint and Last Survivor – Annuity Payments payable for the joint lifetimes of the Annuitant and Joint Annuitant. The payments end with the last payment due before the last remaining Annuitant’s death.

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We will pay the Annuity Payments of this contract according to your instructions as contained in our records at the time the payment is made. We are discharged from liability for any Annuity Payment made according to your instructions. Any payee who receives Annuity Payments that should not have been made will be liable to Minnesota Life for the amount of those payments.

With respect to any Annuity Payments based upon the Annuitant’s lifetime, no Annuity Payment will be made for the period between the date of the last surviving Annuitant’s death and the Annuity Payment date immediately preceding the date of death.

Determination of Annuity Payment

The tables in Appendix A show the amount of guaranteed monthly Annuity Payment that can be provided with each $1,000 of available value. The amount available for Annuity Payments is the Contract Value. This amount will be adjusted for any applicable premium tax not previously deducted from the Purchase Payment. For each Guaranteed Interest Account, this amount may also be increased if necessary to at least equal the GMSV for that account.

Unless otherwise instructed by you, amounts applied to provide Annuity Payments will reduce your values in each account option on a proportional basis relative to your Contract Value. The Crediting Base of each Indexed Account will be reduced by an amount equal to (a) divided by (b), multiplied by (c), where:

(a)	is the amount applied to provide Annuity Payments from the account;
(b)	is the Account Value immediately prior to the transaction; and
(c)	is the Crediting Base immediately prior to the transaction.

Amounts applied to provide Annuity Payments from each Guaranteed Interest Account will reduce the Account Value by the amount applied.

The dollar amount of each payment depends on the annuity income option selected, the adjusted age of any Annuitant and Joint Annuitant, and the amount applied.

Annuity Payments will not be less than those that would have been provided by applying the Surrender Value to purchase a single premium immediate annuity contract offered by us at the time Annuity Payments commence to the same class of Annuitants.

The first payment must be at least equal to the minimum payment amount according to our rules then in effect. If at any time payments become less than the minimum payment amount, we have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, we may make an alternative arrangement with you.

Death Benefits

Death of an Owner Prior to the Annuity Commencement Date

If any Owner dies before Annuity Payments begin, we will pay the death benefit of this contract to the Beneficiary. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, we will pay the death benefit to the Beneficiary on the death of the Annuitant.

Death Benefit Amount Prior to the Annuity Commencement Date

The death benefit will be the Contract Value. For each Guaranteed Interest Account, this amount may be increased if necessary to at least equal the GMSV for that account.

The value of the death benefit will be determined as of the Valuation Date coincident with or next following the day we receive due proof of death at our Annuity Service Center.

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Subject to the contract termination provisions herein, this contract remains in force until the date we receive due proof of death at our home office. From that date until the date the death benefit is paid, we will credit interest on the death benefit at our then-current rate(s) applicable to this contract for funds left on deposit. We will also credit additional interest at a rate of 10% annually, beginning with the date that is 31 calendar days from the latest of (a), (b), and (c) to the date the death benefit is paid, where:

(a)	is the date we receive due proof of death;
(b)	is the date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate Beneficiary legally entitled to the death benefit; and
(c)

is the date that legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to (i) the establishment of guardianships and conservatorships; (ii) the appointment and qualification of trustees, executors, and administrators; and (iii) the submission of information required to satisfy state and federal reporting requirements.

Distribution of Death Benefit Proceeds

Generally, we will pay the death benefit in a single lump sum unless another form of settlement has been requested and agreed to by us as of the date we receive all information necessary to make payment. A Beneficiary of a non-Qualified contract that is entitled to a death benefit may defer payment of this sum for up to five years from the date of death. Any options available to a Beneficiary of a Qualified contract will be limited to options that comply with Internal Revenue Code section 401(a)(9), as amended.

In addition, a Beneficiary of a non-Qualified Contract who is a natural person may elect payment of the death benefit under an Annuity Payment option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death. Eligible designated beneficiaries of a Qualified Contract, as defined by the Internal Revenue Code, may also be able to continue receiving payment of the death benefit over the lifetime of the Beneficiary. You should consult your tax advisor regarding the eligibility status of a Beneficiary.

If the entire death benefit is payable to your surviving spouse who is your sole designated Beneficiary, the surviving spouse shall be treated as the contract Owner for purposes of: (a) when payments must begin; and (b) the time of distribution in the event of death.

Any death benefit option provided under this contract will comply with Section 72(s) of the Internal Revenue Code, as amended, for a non-Qualified Contract and Section 401(a)(9), as amended, for a Qualified Contract, as well as any other applicable law or regulation governing death benefit payments.

Amount Payable at Death on or After the Annuity Commencement Date

If the Annuitant dies on or after the Annuity Commencement Date, payments will be made according to the terms of the Annuity Payment option selected. Under Option 2, the Beneficiary may elect to have the present value of the remaining period certain payments (commuted value) paid in a lump sum. The remaining value in this contract must be distributed at least as rapidly as under the Annuity Payment option in effect as of the Annuitant’s death.

If the Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner and any remaining payments under the Annuity Payment option selected will continue at least as rapidly as under the Annuity Payment option in effect as of the Owner’s death.

Proof of Death

Proof of any claim under this contract, satisfactory to us, must be submitted in writing to us at our Annuity Service Center.

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Generally, we require a certified death certificate as proof of death. However, in the event that a certified death certificate is unavailable, we may accept one of the following:

(a)	a certified copy of the death certificate;
(b)	a certified decree of a court of competent jurisdiction as to the finding of death;
(c)	a written statement signed by a medical doctor who attended the deceased at the time of death; or
(d)	any other written proof satisfactory to us.

Beneficiaries

The death benefit will be payable to the Beneficiary or Beneficiaries as named in the application for this contract unless subsequently changed by you. To change the Beneficiary, you must submit a Written Request to us. After it has been received, unless otherwise specified by you, it will take effect as of the date you signed the request. However, it will not apply to any death benefits paid prior to the request being received in our Annuity Service Center records.

Unless you designate otherwise, if a Beneficiary dies, his/her interest in this contract ends with his/her death. Only those Beneficiaries who survive you will be eligible to share in a death benefit. If no Beneficiary survives you, we will pay the death benefit of this contract to your estate.

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Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota Mutual Companies, Inc., a mutual insurance holding company. You are a member of Minnesota Mutual Companies, Inc. which holds its annual meetings on the first Tuesday in March of each year at 3:00 p.m. local time. The meetings are held at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

●	Single Payment Deferred Variable Annuity Contract with Index-Linked Account Options

●	Fixed Annuity Payment Benefits

●	A Nonparticipating Contract

Minnesota Life Insurance Company

[400 Robert Street North

St. Paul, MN 55101-2098]